FOR IMMEDIATE RELEASE

Contact:  M.L. "Chip" Fontenot
          Chief Executive Officer
          (212) 686-2080 x293

       DECORATIVE HOME ACCENTS CONTINUES POST-ACQUISITION
                    INTEGRATION OF OPERATIONS

Abbeville, SC - October 18, 1996 - The Board of Directors of
Decorative Home Accents, Inc. announced today additional consolidated and integration plans for its Home Innovations, Inc.
and The Rug Barn, Inc. Subsidiaries, furthering such efforts since the merger of the two in July 1995.

Barbara and Harry Scharling, the founders of The Rug Barn, will no longer be responsible for the day-to-day operations of the Company and will resign from the Board of Directors as well as from their positions as Executive Vice President and Chief Executive Officer, respectively, effective today. The Scharlings will consult on new product development and sourcing at The Rug Barn and continue their equity ownership and financial interest in the Company.

M.L. "Chip" Fontenot, Chief Operating Officer of the Company and Chief Executive Officer of Home Innovations, has been named as Chief Executive Officer of Decorative Home Accents and will be responsible for the overall management of The Rug Barn in addition to his current duties. Richard Ennis, Vice President of Operations of Decorative Home Accents, will assume manufacturing responsibility at The Rug Barn, and Jay Baker, Executive Vice President and Chief Financial Officer of Decorative Home Accents, will report to Mr. Fontenot. A search is currently underway for a president of The Rug Barn division.

These changes are part of an overall succession and integration plan that began earlier in the year," said Mr. Fontenot. "Our first task of consolidating Home Innovations into product-driven business units under strong management has been completed. Barbara and Harry Scharling were the inspiration that made The Rug Barn a leading supplier to the gift trade. We know these organizational changes, along with our many associates at The Rug Barn, will enhance our ability to expand this leadership position and realize the many opportunities available to us as a combined company."

Decorative Home Accents designs, manufactures and markets an extensive line of decorative home accessories including soft window, bedding and bath products and afghans, or "throws." The Company is also exclusive master licensee of all Calvin Klein home accessories marketed under the Calvin Klein Home Collection trademark including bedding, sheets, towels, curtains, flatware, glassware and home fragrances. The Company has its headquarters in Abbeville, South Carolina and has operations in New York, North Carolina and Illinois.